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                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of Earliest Event Reported):  December 18, 1995


                            Cobra Golf Incorporated
              (Exact Name of Registrant as Specified in Charter)


                                    Delaware
                 (State or Other Jurisdiction of Incorporation)



Commission File No. 0-22362               I.R.S. Employer Identification
                                          No. 95-3222370



                     1818 Aston Avenue, Carlsbad, CA  92008
                    (Address of Principal Executive Offices)



              Registrant's Telephone Number, Including Area Code:
                                 (619) 929-0377
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       ITEM 5.  Other Events.

                 On December 18, 1995, Cobra Golf Incorporated, a Delaware corporation (the "Registrant"), announced that the Registrant had entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 18, 1995, with American Brands, Inc., a Delaware corporation (the "Parent"), and HCAC, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the "Purchaser"). The Merger Agreement generally provides for the acquisition of the Registrant by the Parent in a transaction in which the Registrant's stockholders will receive $36.00 in cash per share of the Registrant's common stock, par value $.001 per share (the "Common Stock"), net to the seller in cash, without interest thereon.

                 The transaction will be effected by means of a first-step cash tender offer for all outstanding shares of Common Stock in which the Registrant's stockholders will receive $36.00 per share of Common Stock tendered, net to the seller in cash, without interest thereon (the "Tender Offer"). The Tender Offer commenced on December 22, 1995, and will remain open for at least 20 business days. The Tender Offer is subject to certain conditions, including the tender of at least (i) a majority of the outstanding shares of Common Stock (determined on a fully diluted basis) and (ii) a majority of the outstanding shares of Common Stock (determined on a fully diluted basis) not owned beneficially or of record by the Registrant's directors or officers.

                 The Tender Offer will be followed by a merger of the Purchaser with and into the Registrant (the "Merger"), in which shares of Common Stock which are not purchased in the Tender Offer will be converted into the right to receive $36.00 per share in cash or any higher price per share that may be paid in the Tender Offer. Consummation of the Merger is subject to certain conditions, including approval of the Merger by the stockholders of the Registrant.

                 In addition, the Merger Agreement requires the Registrant to pay certain amounts to the Parent under certain conditions such as termination of the Merger Agreement under certain circumstances, including, without limitation, upon modification or withdrawal of the recommendation by the Board of

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       Directors of the Registrant.

            Simultaneously with the execution and delivery of the Merger Agreement, certain stockholders of the Registrant, all of whom are directors of the Registrant or affiliates of such directors (collectively, the "Selling Stockholders"), have entered into a Stock Option and Tender Agreement, dated as of December 18, 1995, as supplemented by the Stock Transfer Agreement, dated December 29, 1995, among the Parent and certain selling Stockholders (as so supplemented, the "Stock Option and Tender Agreement"), pursuant to which the Selling Stockholders (i) have given the Parent options to purchase any and all shares of Common Stock beneficially owned and thereafter acquired by them, representing in the aggregate approximately 27% of the outstanding Common Stock (collectively, the "Subject Shares"), at a purchase price of $36.00 per share subject to adjustment if the Tender Offer price is increased and (ii) will tender all of their Subject Shares in the Tender Offer, and not withdraw them, except that the Selling Stockholders will be required to withdraw such Subject Shares under certain circumstances and, if such Subject Shares are withdrawn, to retender such Subject Shares if requested by the Parent. Certain of the Selling Stockholders have also granted the Parent, or any nominee of the Parent, irrevocable proxies to vote their Subject Shares on certain matters at any annual, special or adjourned meeting of stockholders of the Registrant or to execute a written consent with respect to such matters on their behalf in lieu of a meeting.

                 The foregoing description of the Merger Agreement, the Stock
       Option and Tender Agreement, and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Stock Option and Tender Agreement, copies of each of which are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein. A copy of the press release issued by the Registrant, dated December 18, 1995, relating to the above-described transaction is attached hereto as Exhibit 99.3.
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       ITEM 7.  Financial Statements, Pro Forma Financial Information and
       Exhibits.

       (c)  Exhibits.

       99.1 Agreement and Plan of Merger, dated as of December 18, 1995, among American Brands, Inc., HCAC, Inc. and Cobra Golf Incorporated

       99.2 Stock Option and Tender Agreement, dated as of December 18, 1995, as supplemented by the Stock Transfer Agreement dated December 29, 1995, each among American Brands, Inc. and certain stockholders named therein

       99.3       Press Release by Cobra Golf Incorporated, dated December 18,
                  1995

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                                   SIGNATURE

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

                                      COBRA GOLF INCORPORATED
                                      (Registrant)



       Date:  January 12, 1996        By:  /s/ David A. Schaefer
                                           ______________________
                                           David A. Schaefer
                                           Senior Vice President,
                                           Chief Operating
                                           Officer and Director


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